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                                                       Exhibit 3(i).3

                               ARTICLES OF AMENDMENT
                                      TO THE
                   AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                         OF
                             RECYCLING INDUSTRIES, INC.
                                ____________________

            Designation of Preferences, Limitations and Relative Rights
                                       of the
                  Series L Redeemable Convertible Preferred Stock
                           Pursuant to Section 7-106-102
                                       of the
                         Colorado Business Corporation Act
                                ____________________

     Recycling Industries, Inc., a corporation organized and existing under the laws of the State of Colorado (the "Company"), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company on May 20, 1998:

     RESOLVED, that the Board of Directors, pursuant to the authority vested in it by the provisions of the Company's Amended and Restated Articles of Incorporation, hereby establishes a series of preferred stock, consisting of 580 shares, which shall be designated as the "Series L Redeemable Convertible Preferred Stock," and shall have the powers, preferences, rights, qualifications, limitations and restrictions as set forth in Exhibit A attached hereto.

     IN WITNESS WHEREOF, the undersigned hereby acknowledges under penalty of perjury that the execution of this instrument is the Company's act and deed.

                                         RECYCLING INDUSTRIES, INC.

May 20, 1998                             By /s/ Thomas J. Wiens
                                            -----------------------------------
                                            Thomas L. Wiens, Chairman and Chief
                                            Executive Officer


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                                     EXHIBIT A

            DESIGNATION OF PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
                                       OF THE
                  SERIES L REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                         OF
                             RECYCLING INDUSTRIES, INC.

     1. DESIGNATION AND AMOUNT. The distinctive designation of such series is "Series L Redeemable Convertible Preferred Stock, without par value" (the "Series L Preferred Stock") of Recycling Industries, Inc., a Colorado corporation (the "Company") and the number of shares constituting this series shall be 580.

     2. NO DIVIDEND RIGHTS. The holders of the Series L Preferred Stock shall not be entitled to any dividends.

     3. RANKING. The Series L Preferred Stock shall rank PARI PASSU with all other series or classes of the Company's preferred stock issued as part of the consideration paid by the Company to acquire the assets or voting securities of another entity, either now existing or established by the Company while any shares of Series L Preferred Stock are outstanding, (collectively "Parity Securities").

     4. LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of the Series L Preferred Stock shall be entitled to be paid, out of assets available for distribution, $500 per share, being the liquidation preference per share (the "Share Liquidation Value"), before any distribution is made on the Company's common stock, $.001 par value per share (the "Common Stock") or any series or class of preferred stock ranking junior to the Series L Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable to with respect to the Series L Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series L Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of Series L Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a liquidation, dissolution or winding-up of the Company.

     5. VOTING RIGHTS. The holders of outstanding shares of Series L Preferred Stock shall not be entitled to vote on any matters submitted to the shareholders of the Company except


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as otherwise required by law or the Company's Amended and Restated Articles
of Incorporation, in which case every holder of Series L Preferred stock shall be entitled to one vote for each such share.

     6. CONVERSION OF THE SERIES L PREFERRED STOCK. Each share of Series L Preferred Stock shall be convertible, at any time and from time to time, subject to the terms and provisions of this Section 6, into such number of fully paid and nonassessable shares of Common Stock at the Conversion Price (as defined in Section 6(a), below) in effect on the date of conversion, determined in accordance with the following formula:

               (SHARE LIQUIDATION VALUE) X (NUMBER OF SHARES OF
                     SERIES L PREFERRED  BEING CONVERTED)
                               Conversion Price

     For example, if a holder of the Series L Preferred desires to convert 108 shares at a time when the Conversion Price is $18, the holder will receive, upon conversion, 3,125 shares of Common Stock, determined as follows:

                                 $500 X 108
                                 ----------
                                     $18

                       = 3,000 shares of Common Stock


          (a) CONVERSION PRICE. The Conversion Price shall initially be $18, subject to adjustment as provided in this Section 6(a).

               (i) RESET OF CONVERSION PRICE ON THIRD ANNIVERSARY DATE. The Conversion Price shall be adjusted on the third anniversary date of the date of issuance of the Series L Preferred Stock (the "Reset Date") to the lesser of (i) $18 or (ii) an amount equal to the average closing price for the Common Stock for the 30 trading days immediately preceding the Reset Date as reported on the NASDAQ National Market System, or such other stock exchange or other quotation system upon which the Common Stock is then traded or quoted (the "Reset Conversion Price").

               (ii) ADJUSTMENT OF CONVERSION PRICE IN THE EVENT OF STOCK DIVIDENDS, STOCK SPLITS AND REVERSE STOCK SPLITS. In case the Company shall at any time issue Common Stock or securities convertible into Common Stock by way of dividend or other distribution on any stock of the Company or effect a stock split or reverse stock split of the outstanding shares of Common Stock, the Conversion Price then in effect shall be proportionately decreased in the case of such issuance (on the day following the date fixed for determining shareholders entitled to receive such dividend or other distribution) or decreased in the case of such stock split or increased in the case of such reverse stock split (on the date that such stock split or reverse stock split shall become effective), by multiplying the Conversion Price in effect immediately prior to the stock dividend, stock


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     split or reverse stock split by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such stock dividend, stock split or reverse stock split, and the denominator of which is the number of shares of Common Stock outstanding immediately after such stock dividend, stock split or reverse stock split.

          (b) CONVERSION PROCEDURE. To convert any share of Series L Preferred Stock, the holder shall provide written notice to the Company stating that the holder elects to convert all or a portion of the shares of Series L Preferred Stock represented by a certificate or certificates delivered to the Company (the "Conversion Notice"). The Conversion Notice will include the following information: (1) The number of shares of Series L Preferred Stock being converted; (2) The name or names (with address and taxpayer identification number) in which a certificate or certificates for shares of Common Stock are to be issued; (3) A written instrument or instruments of transfer in form reasonably satisfactory to the Company, duly executed by the holder or its duly authorized legal representative; and (4) The date on which the holder desires to convert the shares of Series L Preferred Stock (the "Conversion Date"). The Conversion Notice shall be accompanied by the certificate or certificates representing the shares of Series L Preferred Stock being converted. The Conversion Notice shall be delivered to the Company, in the manner provided in Section 8, below, not more than ten and not less than five business days prior to the Conversion Date. If the Conversion Date shall not be a Business Day, then such conversion right shall be deemed exercised on the next Business Day.

          (c)  EFFECT OF CONVERSION

               (i) Immediately prior to the close of business on the Conversion Date, each converting holder of Series L Preferred Stock shall be deemed to be a holder of record of Common Stock issuable upon conversion of such holder's Series L Preferred Stock, notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such person.

               (ii) On any Conversion Date, all rights with respect to the shares of Series L Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of holders thereof to:(1) receive certificates for the number of shares of Common Stock into which such shares of Series L Preferred Stock have been converted; and (2) exercise the rights to which they are entitled as holders of Common Stock.

          (d) DELIVERY OF COMMON STOCK Upon surrender of the certificates representing the Series L Preferred Stock being converted, the Company, provided the original certificates or certificates representing the shares of Series L Preferred Stock to be converted have been delivered to the Company, shall, within five business days of the Conversion Date, issue and deliver or cause to be issued and delivered to such holder of Series L Preferred Stock, or to its


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nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

          (e) MANDATORY CONVERSION. If not earlier redeemed by the Company or converted by the holder, all outstanding shares of Series L Preferred Stock shall automatically and without any further action on the part of the owner and holder thereof, convert, at the office of the Company or any transfer agent for the Series L Preferred Stock, on the third anniversary of the date of original issuance thereof at the Reset Conversion Price.

          (f) AUTOMATIC CONVERSION UPON MERGER AND CONSOLIDATION. Notwithstanding any other provisions found in this Certificate of Designation, if a consolidation or merger of the Company with or into another company or entity occurs and the Company is not the surviving entity, each share of the Series L Preferred Stock will immediately and automatically be converted into shares of Common Stock at the Conversion Price then in effect.

          (g) FRACTIONAL SHARES. Any fractional shares resulting from a conversion shall be rounded to the next highest whole share of Common Stock.

          (h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series L Preferred Stock, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series L Preferred Stock. All shares of Common Stock issued upon conversion shall be fully paid and nonassessable.

     7. REDEMPTION RIGHTS. At any time prior to the conversion of the Series L Preferred Stock (the "Redemption Period"), the Company shall have the right to redeem the outstanding shares of Series L Preferred Stock, in whole, at a cash redemption price per share equal to the Share Liquidation Value (the "Redemption Price"). The Company shall give the holder of such shares written notice of such redemption (the "Redemption Notice"), which notice shall the date fixed for redemption which shall not be less than 30 days after the date of the Redemption Notice (the "Redemption Date"). At any time prior to the Redemption Date, holders of the shares of Series L Preferred Stock shall have the right to convert such shares in accordance with Section 6, above. The aggregate Redemption Price for all shares of Series L Preferred which remain outstanding on the Redemption Date shall be paid by the Company to the holder of the shares to be redeemed within five business days of the surrender of the certificates representing the Series L Preferred Stock being redeemed. Any shares of Series L Preferred which remain outstanding on the Redemption Date shall only entitle the holder to receive the Redemption Price for such shares upon delivery of the certificates representing the shares of Series L Preferred Stock to the Company and shall not be considered outstanding for any other purpose or have any other rights as shares of preferred stock of the Company. The Company shall not be entitled to deliver a Redemption Notice after it has received a Conversion Notice in the form required by Section 6(b) above.


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     8.   NOTICES.  Any notice required by the provisions of this Certificate to be given to the holder of shares of the Series L Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company. All notices shall state the date of conversion or redemption, as the case may be.

     9. PAYMENT OF TAXES. The holder of the Series L Preferred Stock will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series L Preferred Stock.


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